EXHIBIT 99.2
NEWS RELEASE
RANGE ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES
     FORT WORTH, TEXAS, APRIL 28, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it intends, subject to market conditions, to publicly offer $250 million aggregate principal amount of senior subordinated notes due 2018. The offering and sale of the senior subordinated notes is pursuant to an automatic shelf registration statement on Form S-3 filed today with the Securities and Exchange Commission (“SEC”). Range intends to use the net proceeds from the offering to pay down a portion of the outstanding balance of Range’s senior credit facility.
     J.P. Morgan Securities Inc. and Banc of America Securities LLC will act as joint book-running managers for the senior subordinated notes offering. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk or Banc of America Securities LLC at 100 West 33rd Street, 3rd Floor, New York, NY 10001, (800) 294-1322, Attention: Capital Markets Operations, or by e-mailing dg.prospectus_distribution@bofasecurities.com.
     Shortly before this offering of senior subordinated notes, Range commenced a registered underwritten offering of 3.5 million shares of common stock. The completion of this senior subordinated notes offering is not conditioned upon the completion of the pending registered common stock offering, and vice versa.
     RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the SEC, which are incorporated herein by reference.

2008-14

Contact:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, IR Manager	817-869-4266
	Karen Giles, Corporate Communications Manager	817-869-4238
Main number: (817) 870-2601
www.rangeresources.com